331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com For more information contact Bill Retterath or Mark Steinkamp at (800) 605-DAKT (3258)

Daktronics, Inc. announces record third quarter results
 Quarterly sales up 17 percent, net income up 38 percent over previous year

        Brookings, S.D. — February 18, 2004 — Daktronics, Inc. (Nasdaq — DAKT), a worldwide leader in the scoreboard, electronic display and large screen video display industry, announced record third quarter net sales of $44.7 million and net income of $2.6 million, or $.13 per diluted share, compared with third quarter net sales of $38.2 million and net income of $1.9 million, or $.10 per diluted share, one year ago. Both sales and net income were records for the Company’s third quarter.

        Net sales, net income and earnings per share for the nine months ended Jan. 31, 2004, were $152.0 million, $13.6 million, and $.68 per diluted share, respectively, compared to $130.4 million, $9.0 million, and $.47 per diluted share, respectively, for the same period one year ago.

        Backlog at the end of the quarter totaled approximately $43 million, compared with backlog of approximately $51 million at the end of the third quarter last fiscal year. The reported backlog does not include $6 million for the Memphis Grizzlies/FedExForum project announced January 29, 2004, as contracts were not executed prior to the end of the quarter. The timing of large orders can cause significant fluctuations on the Company’s end of quarter backlog.

        “Our goal remains to grow the top line at more than 15 percent per year on average, and we remain on track for that rate of sales growth this fiscal year,” said Jim Morgan, president and CEO of Daktronics. “We are pleased with the strong third quarter results, in which sales were up 17 percent over the same period a year ago and were especially strong internationally. Typically the third quarter, November, December and January, is our weakest, because of the holidays that fall during the quarter, the lack of major sports seasons starting during the period, and weather that can affect progress at work sites.

        ”For the quarter, sales in both sports and commercial markets were up, with commercial up significantly in percentage growth. Transportation sales were down for the quarter. Year to date, sports and commercial market sales have increased significantly, with transportation sales remaining flat compared to the previous nine months,” Morgan said.

        “Work on various baseball projects, as well as other contracts, contributed to sports sales. We’ll be turning on new systems at four major league ballparks this spring,” Morgan said, “in Philadelphia, San Diego, Cleveland and Anaheim. Several minor league and college customers have also chosen Daktronics to provide systems for their facilities for the start of this season.

        “Sales growth in the commercial market has been fueled by successful on-going programs with national accounts, which make up a portion of commercial sales. Additional factors include a growing interest in LED displays, many sold and installed by sign company resellers, for promotional and advertising use in an improving economy,” Morgan said. “Though transportation sales were down for the quarter, we still believe that there is growth ahead for our products in these applications.”

        “Gross margin for the third quarter was 33.0 percent as compared to 32.4 percent for the same period one year ago,” said Bill Retterath, chief financial officer. “As previously announced, we expected that margins would decline from last quarter and they declined slightly more than expected due to the concentration we had in the larger multi-million dollar transactions. Partially offsetting that, our percentage of standard products increased slightly.

        “For the quarter, we experienced higher than expected operating costs due to a number of factors, including costs of our international expansion where we have seen positive growth, some one-time compensation related costs and higher professional fees. We expect to see some of these costs decline as we move forward.

        “We also invested significantly in capital equipment during the quarter, primarily within our electronic subassembly area and in information systems infrastructure. We are also formulating plans to add manufacturing space to our facility in Brookings to accommodate our planned growth into the future,” Retterath said.

        “Our backlog of $43 million at the end of the quarter was down compared to one year ago,” Morgan stated. “Looking at upcoming projects we have under letters of intent, other projects on the horizon, and anticipated orders for standard products, we expect sales for the next quarter to be in the range of $51 million to $56 million, which would put annual sales for fiscal year 2004 in the range of $203 to $208 million. We expect earnings per share for the fourth quarter to range from $.17 to $.25 per share, which would total $.85 to $.93 for the fiscal year.”

        Noteworthy sports projects booked in the third quarter include display systems for Denton Independent School District, Denton, Texas; Harper Creek Community School, Battle Creek, Mich.; Hickory Crawdads Baseball, Hickory, N.C.; Swing of the Quad Cities, Davenport, Iowa; Rancho Cucamonga Quakes, Rancho Cucamonga, Calif.; Durham Bulls, Durham, N.C.; University of Florida, Gainesville, Fla.; Harvard University, Boston, Mass.; University of Central Arkansas, Conway, Ark.; University of Dayton, Dayton, Ohio; Pengrowth Saddledome, Calgary, Canada; Arrowhead Pond of Anaheim, Anaheim, Calif.; Greensboro Coliseum, Greensboro, N.C.; Qwest Center, Omaha, Neb.; Palace Theatre, Albany, N.Y.; Six Flags Over Georgia, Austell, Ga.; Cleveland Indians, Cleveland, Ohio; Edison International Field, Anaheim, Calif.; Aveiro Municipal Stadium, Aveiro, Portugal; and Qatar Equestrian Stadium, Doha, Qatar.

        Noteworthy commercial and transportation projects booked in the third quarter include systems for Churchill Downs, Louisville, Ky.; Haltheon Management Group, Dallas, Texas; Lamar Advertising, Ft. Walton Beach, Fla.; Border Buy LLC, Tijuana, Mexico; National Tour, Rancho Santa Margarita, Calif.; Longo Toyota, El Monte, Calif.; MTA Long Island Railroad, Hollis, N.Y.; Sacramento International Airport, Sacramento, Calif.; Grapevine Partners/Metropolitan Atlanta Rapid Transit Authority, Atlanta, Ga.; N.C. State Dept. of Transportation, Raleigh, N.C.; Tampa International Airport, Tampa, Fla.; Silk Highway, Kuala Lumpur, Malaysia; and Ben Gurion International Airport, Tel Aviv, Israel.

        The Company will webcast its quarterly conference call at 10:00 am (Central) on Wednesday, Feb. 18. To listen to the webcast, go to the home page of www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows(R)Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon (Central) on Feb. 18. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code 21184654. International callers can dial 402-977-9140 and enter code 21184654 to hear the replay by phone.

        Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays, and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications, and recently celebrated its 35th year in business. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at sales@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

        Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Financial tables are included on the following pages.

>EXHIBIT 99.1

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands except earnings per share)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 31,	February 1,	January 31,	February 1,
	2004	2003	2004	2003
	(13 weeks)	(13 weeks)	(39 weeks)	(40 weeks)
Net sales	$44,475	$38,220	$151,969	$130,400
Cost of goods sold	29,996	25,855	97,914	86,925

Gross profit	14,749	12,365	54,055	43,475

Operating expenses:
Selling	6,819	5,868	19,695	18,649
General and administrative	2,521	1,824	6,858	5,159
Product design and development	1,893	1,534	6,177	5,086

	11,233	9,226	32,730	28,894

Operating income	3,516	3,139	21,325	14,581

Nonoperating income (expense):
Interest income	258	184	721	516
Interest expense	(78)	(195)	(401)	(675)
Other income (expense), net	222	58	571	323

Income before income taxes and
minority interest	3,918	3,186	22,216	14,745
Income tax expense	1,345	1,288	8,592	5,688

Income before minority interest	2,573	1,898	13,624	9,057
Minority interest in (income) loss of
subsidiary	43	(10)	(31)	(10)

Net income	$2,616	$1,888	$13,593	$9,047

Weighted average number of fully diluted
shares and common equivalent shares	20,012	19,697	19,875	19,396

Earnings per share:
Basic	$0.14	$0.10	$0.73	$0.49

Diluted	$0.13	$0.10	$0.68	$0.47

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)

	January 31,	May 3,
	2004	2003
	(unaudited)	(note 1)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,027	$9,277
Accounts receivable, less allowance for doubtful accounts	27,927	25,912
Current maturities of long-term receivables	3,693	2,650
Inventories	18,004	14,863
Costs and estimated earnings in excess of billings	14,111	11,467
Prepaid expenses and other	858	756
Deferred income taxes	4,151	3,801

Total current assets	78,771	68,726

Advertising rights, net	636	385
Long term receivables, less current maturities	11,591	6,711
Goodwill, net of accumulated amortization	1,083	1,043
Intangible and other assets	866	873

	14,176	9,012

PROPERTY AND EQUIPMENT:
Land	654	654
Buildings	12,390	12,281
Machinery and equipment	17,140	13,762
Office furniture and equipment	15,274	13,495
Equipment held for rental	4,074	3,476
Transportation equipment	2,793	2,185

	52,325	45,853
Less accumulated depreciation	25,337	21,064

	26,988	24,789

TOTAL ASSETS	$119,935	$102,527

Daktronics, Inc.and Subsidiaries
Consolidated Balance Sheets (Continued)
(Dollars in thousands)

	January 31,	May 3,
	2004	2003
	(unaudited)	(note 1)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$91	$180
Accounts payable	12,330	9,312
Accrued expenses	11,186	7,790
Current maturities of long-term debt	1,451	2,951
Billings in excess of costs and estimated earnings	7,388	5,528
Customer deposits	2,457	1,709
Income taxes payable	250	1,556

Total current liabilities	35,153	29,026

Long-term debt, less current maturities	1,669	5,449
Deferred revenue	1,222	1,338
Deferred income taxes	1,760	1,296

	4,651	8,083

TOTAL LIABILITIES	39,804	37,109

Minority Interest In Subsidiary	146	115

SHAREHOLDERS' EQUITY:
Common stock	15,752	14,654
Additional paid-in capital	746	746
Retained earnings	63,543	49,950
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss
	(47)	(38)

TOTAL SHAREHOLDERS' EQUITY	79,985	65,303

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$119,935	$102,527

Daktronics, Inc.and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	January 31,	February 1,
	2004	2003
	(39 weeks)	(40 weeks)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,593	$9,047
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	4,540	4,214
Amortization	100	190
Minority interest in income of subsidiary	31	9
Provision for doubtful accounts	328	(440)
(Gain)loss on sale of property and equipment	(304)	743
Deferred taxes, net	113	(592)
Change in operating assets and liabilities	(6,301)	943

Net cash provided by operating activities	12,100	14,114

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,100)	(3,982)
Proceeds from sale of property and equipment	688	738
Net cash used in investing activities	(6,412)	(3,244)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing on notes payable	(105)	(51)
Proceeds from long-term debt	185	1,588
Principal payments on long-term debt	(5,495)	(6,095)
Proceeds from exercise of stock options	463	441

Net cash used in financing activities	(4,952)	(4,117)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	14	13

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	750	6,766

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	9,277	2,097

CASH AND CASH EQUIVALENTS END OF PERIOD	$10,027	$8,863